XFONE, INC. FIRST QUARTER LETTER TO SHAREHOLDERS

June 7, 2007

Dear Fellow Shareholders, Partners and Friends,

It is with great pleasure that I share with you our results for the first quarter of fiscal 2007 which reflect our continued progress toward becoming a multi-hundred million dollar multi-national telecommunications company.  This quarter marks an inflection point in the Company’s business.  While we have historically been profitable, our first quarter results are highlighted by XFONE’s growing scale which is driving margin improvement and lifting our net profitability to meaningful levels.

For the first time, we are reporting our results in U.S. dollars, which should make it easier for our shareholders to track our progress.   Total revenues for the quarter increased 47% to $11.5 million from $7.8 million in the first quarter of 2006. XFONE’S operations in the U.K. contributed $6.1 million in total revenues, a 93% increase from the first quarter of 2006.  Revenues generated by XFONE 018, the Company’s Israeli-based operation, totaled $2 million representing a 77.4% increase, and XFONE USA revenues were $3.4 million - a slight decrease of 3.7% from $3.5 million in the first quarter of 2006.  Our growth and scale drove significant margin improvement.   Gross profit margins rose to 55% from 36.3% in the first quarter of 2006 and EBITDA increased 171% to $916,447 from $337,870 in the first quarter of 2006.  All three of our divisions were profitable.  Net income increased 300% to $444,395, or $0.04 earnings per basic share, from $111,295, or $0.01 per basic share, in the first quarter of 2006.   As of March 31, 2007, our balance sheet remains very strong, with $9.9 million in cash and accounts receivable and total shareholders’ equity of $20.7 million.

I am pleased with the progress made by all three of our divisions during the quarter.  In the U.K., our growth was fueled by innovative services and products such as “Text & Talk”, Number Translation and Mobile Services, resulting in a substantial increase in minutes and revenue.  We enable our customers in the U.K. to make low-cost international calls through a Premium Rate text message payment program, positioning us as an attractive alternative to more globally recognized cellular providers. As the European Union and free labor markets continue to open up, large numbers of immigrants are entering the U.K., and our service and product offerings provide this growing population with efficient and cost effective means of connecting to their home countries.

XFONE 018 also had an excellent quarter.  The competitive landscape in Israel has been evolving rapidly and we have been effectively adapting our services and offerings to take advantage of new opportunities in the market.  As a result of industry consolidation in the region, XFONE 018 is now one of four companies competing to provide international telecom services.  As the field has narrowed we’ve become a stronger player, steadily building our customer base and refining our services and product offerings to appeal to our existing customers and to attract new customers.  We will continue to broaden our services and product offerings to customers in this market.

In the U.S., XFONE USA revenues decreased slightly during the first quarter primarily due to the attrition of dial up customers.  However, we have seen many successes in our effort to attract new business customers and are confident in the growth potential for this segment of the market.  To facilitate this growth, we recently appointed a new head of business sales in the U.S., and announced the opening of a new sales office in Baton Rouge, Louisiana.  The addition of experienced sales leadership and the expansion of our sales coverage area, which already includes sales offices in Jackson and Biloxi, Mississippi and Hammond and New Orleans, Louisiana, positions us to capitalize on new business sales opportunities within the large and growing U.S. Gulf Coastal market.

We remain confident in our projection of 20-25% organic revenue growth for 2007.  In addition to organic growth, acquisitions will remain a key element of our strategy as we look to build XFONE into a multi-hundred million dollar international telecommunications provider.  We continue to evaluate acquisition candidates, particularly in the U.S. market.  From a profitability standpoint, we are pleased with the 8% EBITDA margin and 3.9% net margin reported for the first quarter.

Our target EBITDA and net margin is 10% and 4-5% respectively, and we believe we are close to achieving this level of profitability.

I applaud our entire organization for the fine results of our first quarter and thank them for their continued dedication in making XFONE one of the world’s premier providers of communications services.

Thank you for your continued support of XFONE.

Sincerely,

/s/Guy Nissenson
Guy Nissenson
President and Chief Executive Officer
XFONE, Inc.

This letter contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this letter, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.